Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-142261) pertaining to the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan and (Form S-8 No. 333-142260) pertaining to the Pine Photonics Communications Inc. 2000 Stock Plan of our reports dated June 14, 2010, with respect to the consolidated financial statements of Opnext, Inc. and the effectiveness of internal control over financial reporting of Opnext, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2010.
/s/ Ernst & Young LLP
MetroPark, New Jersey
June 14, 2010